SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 17, 2011
Date of report (Date of earliest event reported)

Rotate Black, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-14039	75-3225181
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

932 Spring Street, Suite 201
PETOSKEY, MI 49770
(Address of Principal Executive Offices) (Zip Code)

231/347-0777
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 23, 2010, a complaint was filed in the Third Judicial Court of the State of Nevada, in and for the County of Lyon, by SMC Construction Co, Inc., Richard Schaller, et al (“Plaintiffs”), against Rotate Black, Inc. (the “Company”) and others (collectively, the “Company Defendants”)  in the amount of $10.0 million pursuant to the Company’s termination of the development agreement for The Dayton Development Project. The Company engaged local counsel to represent the Company and the other Company Defendants in the action.

In March of 2011, a notice of the default was entered against the Company and the other Company Defendants and provided to local counsel. The Company relied on local counsel to file such pleadings as would have prevented the default and, the recent entry of a $9.6 million default judgment against the Company and the other Company Defendants.

On July 1, 2011, the Company retained new local counsel, which counsel has sought to set aside the default judgment to allow for the Company and the other Company Defendants to defend the claims of the Plaintiffs and pursue its claims in this action.

The Company has provided prior local counsel with notice of its intent to seek restitution for such counsel’s potential malpractice.

The Company has also filed an Appeal with the Nevada Supreme Court and on October 13, 2011 entered mediation with Plaintiffs under the mediation program of the Nevada Supreme Court.

The Company can provide no assurance as to the likelihood of resolving this matter through mediation or any recovery against its prior local counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Rotate Black, Inc. (Registrant)

Date: October 17, 2011	By:	/s/ JOHN C. PAULSEN
Name: John C. Paulsen
Title: Chief Executive Officer